EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-180077 of our report dated March 29, 2012, relating to the financial statements and financial statement schedules of Cole Credit Property Trust III, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Cole Credit Property Trust III, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

April 13, 2012